Exhibit 99.1

News Release 225 West Wacker Drive Chicago Illinois 60606	Telephone: Facsimile:	+1 312 696-6000 +1 312 696-6009

Media Contacts:

Margaret Kirch Cohen, 312-696-6383, margaret.cohen@morningstar.com

Alexa Auerbach, 312-696-6481, alexa.auerbach@morningstar.com

Investors may submit questions to investors@morningstar.com or by fax to 312-696-6009.

FOR IMMEDIATE RELEASE

Morningstar, Inc. Acquires 10-K Wizard, Leading Provider of Real-Time SEC EDGAR Filing Research Services

CHICAGO, Dec. 4, 2008—Morningstar, Inc. (NASDAQ: MORN), a leading provider of independent investment research, today announced it has acquired 10-K Wizard, a leading provider of SEC EDGAR (Electronic Data Gathering, Analysis, and Retrieval) filing research and alert services, for $12.5 million subject to working capital adjustments.

“There is a great wealth of information available to the public through the SEC’s EDGAR system, but navigating the myriad filings to find relevant information can be a challenge,” said Liz Kirscher, president of Morningstar’s data services business. “The acquisition of 10-K Wizard aligns with our goal of bringing greater transparency to equity investments. 10-K Wizard is a well-respected resource for financial research, and the company has developed a robust and intuitive data mining application that allows users to easily search and retrieve information across different filings and time periods. 10-K Wizard’s technology not only sheds light on stock investments, but can be applied to documents of all kinds, like mutual fund prospectuses.”

Founded in 1999, 10-K Wizard offers full-text searching capabilities for real-time and historical SEC EDGAR filings. Available via a subscription service or custom data feed, 10-K Wizard also provides global company profiles that contain hyperlinks to annual reports and peer companies as well as stock quotes, news, and charts. The full-text search capabilities allow users to research and track corporate information by ticker symbol, company name, industry type, SIC code, financial form type, or specific industry keywords contained within the filings themselves. Based in Dallas, Texas, 10-K Wizard has about 25 employees and currently has more than 30,000 licensed users across 1,400 firms.

“We share a common mission with Morningstar—gathering comprehensive data and information and combining it with robust technology and intuitive design to create tools that help people make better decisions,” said Martin Zacarias, CEO of 10-K Wizard. “Both companies have a passion for research, and with its global reach and technology resources, Morningstar offers a clear strategic fit for 10-K Wizard. As a Morningstar company, we will have access to a vast array of additional data and resources that will allow us to enhance our products for all of the market segments we serve.”

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of Internet, software, and print-based products and services for individuals, financial advisors, and institutions. Morningstar provides data on more than 290,000 investment offerings, including stocks, mutual funds, and similar vehicles. The company has operations in 18 countries and minority ownership positions in companies based in three other countries.

About 10-K Wizard

Founded in 1999, 10-K Wizard is a leading provider of SEC EDGAR research services, real-time alerting technology, and application programming interface (API) solutions. Through its site at 10Kwizard.com, the company currently serves more than 30,000 professionals within 1,400 corporations primarily in the legal, financial, media, and corporate markets. The company’s flagship product, 10-K Wizard, offers the flexibility to customize its popular basic service with powerful tools for collaborative research, international, financial and regulatory data as needed to support specialized research requirements. 10-K Wizard’s basic offering provides unlimited sophisticated full-text searching, real-time alerting, and 10 unique datasets. Comprehensive Company Profiles contain hyperlinks to related data such as executive compensation, beneficial owners, option grants, glossy annual reports, and related companies, as well as quotes, news and charts. 10-K Wizard is a leading provider of content to major financial information services companies.

Silverwood Partners was the exclusive financial advisor to 10-K Wizard.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discussed not to occur or to differ significantly from what we expected. For us, these risks and uncertainties include, among others, general industry conditions and competition; damage to our reputation resulting from claims made about possible conflicts of interest; liability for any losses that result from an actual or claimed breach of our fiduciary duties; legal, regulatory, or political issues related to our data center in China; the potential impact of market volatility on revenue from asset-based fees; a prolonged outage of our database and network facilities; challenges faced by our non-U.S. operations; and the availability of free or low-cost investment information. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2007. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

# # #

©2008 Morningstar, Inc. All rights reserved.